UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2006
THE BON-TON STORES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)
2801 E. Market Street, York, Pennsylvania 17402
(Address of Principal Executive Offices)
717-757-7660
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On September 13, 2006, The Bon-Ton Stores, Inc. (the “Company”) entered into an Employment Agreement with James M. Zamberlan (the “Employment Agreement”). Mr. Zamberlan’s Employment Agreement is effective as of September 13, 2006 and will terminate on February 28, 2008, unless sooner terminated in accordance with the terms of the Employment Agreement.
     The Employment Amendment provides that Mr. Zamberlan’s title is Executive Vice President, Bon-Ton and Elder-Beerman Stores and that Mr. Zamberlan will have responsibilities for the Company’s Bon-Ton and Elder-Beerman Stores and visual matters and/or such other responsibilities commensurate with those of the Company’s Executive Vice President, Stores. Mr. Zamberlan will report to the Chief Executive Officer of the Company or other senior officers designated by the Chief Executive Officer.
     Mr. Zamberlan’s initial base salary under the Employment Agreement is $425,000 per year and is effective retroactively to April 30, 2006. This base salary is subject to review during the term of the Employment Agreement and may be increased in the sole discretion of the Company.
     Pursuant to the Employment Agreement, on September 13, 2006, Mr. Zamberlan received a signing bonus of $55,000. In addition, the Employment Agreement provides that Mr. Zamberlan is eligible for a bonus under The Bon-Ton Stores, Inc. Cash Bonus Plan. For the term of the Employment Agreement, Mr. Zamberlan will be eligible to earn annual bonuses, with the following parameters: a threshold bonus of 33.75% of his base salary; a target bonus of 45% of his base salary; and a maximum bonus of 67.5% of his base salary.
     The Employment Agreement provides that Mr. Zamberlan will receive payments from his prior employment agreement as follows: (1) a payment of $400,000 on January 2, 2007 and (2) a payment of $639,367 on March 1, 2008. If Mr. Zamberlan resigns or is terminated more than six months prior to a termination payment, he will receive a lump sum for all remaining termination pay on the six month anniversary of his termination date.
     The Employment Agreement provides that Mr. Zamberlan will continue to receive his yearly automobile allowance and is entitled to four weeks of vacation per calendar year (which is subject to pro-ration in any calendar year in which he does not work for the entire year). The Employment Agreement provides that Mr. Zamberlan is eligible to participate in the Company’s group medical, dental and vision plans and the Company will pay Mr. Zamberlan up to $2,300 per year for medical expenses that are not covered by the Company’s group medical plans. In addition, Mr. Zamberlan is eligible to participate in other plans and programs that are generally made available to the other employees of the Company. The Employment Agreement further provides that the Company will pay the legal fees, up to $7,500, incurred by Mr. Zamberlan in connection with the negotiation of the Employment Agreement.
     In the event of discharge without Cause or resignation for Good Reason (as such terms are defined in the Employment Agreement), Mr. Zamberlan will be entitled to receive (i) severance pay equal to his then current base salary, payable for a period of 52 weeks in accordance with the Company’s regular payroll practices; (ii) continued participation in the Company’s group medical insurance plan for employees for a one year period following discharge, participating in the same manner and subject to the same requirements and conditions as though he were an employee of the Company during such year; (iii) a pro rata portion of his 4,000 shares of restricted stock, granted to him on November 28, 2005, based on a fraction, the numerator of which shall be the number of calendar days between November 28, 2005 and the date of his discharge without Cause or resignation for Good Reason, and the denominator of which shall be 730. These severance payments are contingent on Mr. Zamberlan signing and not timely revoking a general release of claims. In addition, Mr. Zamberlan would be entitled to any previously unpaid payments from his prior employment agreement as discussed above.
     Upon a “Change of Control” (as such term defined in the Employment Agreement), Mr. Zamberlan is prohibited from resigning for Good Reason for a period of six months following the Change of Control, unless, during such six month period, he is required to relocate from his principal office in York, Pennsylvania.
     Pursuant to the Employment Agreement, any severance payments available to Mr. Zamberlan under the Employment Agreement are in lieu of any severance payments otherwise provided by the Company.
     Mr. Zamberlan’s Employment Agreement contains a non-competition clause that, during Mr. Zamberlan’s employment and for a period of one year after termination of his employment, prohibits Mr. Zamberlan from engaging in or being financially interested in the retail department stores business of any competitor of the Company named in the Employment Agreement. Mr. Zamberlan’s Employment Agreement also contains confidentiality provisions relating to the Company’s confidential information.
     The description of the material terms of the Employment Amendment set forth above is qualified in its entirety by the Employment Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement
     The Amended and Restated Employment Agreement for James M. Zamberlan, dated December 30, 1997, as modified on June 15, 2001 and amended and extended on November 29, 2004, was superseded by the Employment Agreement upon the execution of the Employment Agreement between the Company and Mr. Zamberlan on September 13, 2006 (discussed in Item 1.01 above).
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Employment Agreement with James M. Zamberlan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.
By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Dated: September 18, 2006